Exhibit 10.4

SETTLEMENT AGREEMENT AND

GENERAL RELEASE OF CLAIMS

This Settlement Agreement and General Release of Claims (“Agreement”) is entered into as of November 8, 2010 (the “Effective Date”), by and among JK&B Capital IV and JK&B Capital IV QIP (collectively, “JK&B”), and Tom Neustaetter (“Neustaetter”), individually and in his capacity as attorney-in-fact for and on behalf of the ColdSpark Shareholders (as defined herein), on the one hand, and BakBone Software Incorporated (the “Company”), on the other hand (all of the foregoing, including the ColdSpark Shareholders, collectively, the “Parties”).

RECITALS

WHEREAS, the Company and Neustaetter are parties to that certain Agreement and Plan of Merger dated as of May 11, 2009, by and among the Company, Chickasaw Acquisition Corporation, Chickasaw Acquisition Corporation II, ColdSpark, Inc. (“ColdSpark”) and Neustaetter as stockholder representative (the “ColdSpark Merger Agreement”);

WHEREAS, pursuant to the ColdSpark Merger Agreement, the Company was obligated to, among other things, make certain cash payments to JK&B and the other shareholders of ColdSpark listed on Annex A hereto (collectively, the “ColdSpark Shareholders”);

WHEREAS, as the Effective Date, the aggregate amount of the cash payments still owed by the Company to the ColdSpark Shareholders pursuant to the ColdSpark Merger Agreement is $6,625,000 (the “Residual Cash Obligation”);

WHEREAS, the Company believes that it has valid indemnity claims against the ColdSpark Shareholders pursuant to the ColdSpark Merger Agreement that remain unresolved (“Indemnity Claims”);

WHEREAS, contemporaneously with the entering into of this Agreement, the Company is entering into an Arrangement Agreement with Quest Software, Inc. (“Quest”) and Bolts Acquisition Corporation, a wholly-owned subsidiary of Quest, pursuant to which Quest is acquiring all of the outstanding equity interests in the Company (the “Arrangement Agreement”);

WHEREAS, it has been proposed in connection with the Arrangement and other transactions contemplated by the Arrangement Agreement, that the ColdSpark Shareholders agree that upon the consummation of such transactions, the Company shall be obligated to pay only $4,106,000 of the Residual Cash Obligation, that the remainder of the Residual Cash Obligation be irrevocably waived in full and forgone by the ColdSpark Shareholders, and the Company agree to release any Indemnity Claims it may otherwise have;

WHEREAS, the Company, on the one hand, and the holders of the Company’s Series A Preferred Stock, no par value (the “VantagePoint Shareholders”), on the other hand, are concurrently entering into an Agreement, dated as of the date hereof (the “VantagePoint Agreement”), providing, among other things, for a reduction, contingent upon the consummation of the Arrangement, in the amount of cash that such holders will receive upon consummation of the Arrangement below their respective preference amounts as set forth in Article I, Section (A)(2)(a), of Schedule A to the Restated Articles of Continuance of the Company; and

WHEREAS, in view of all of the foregoing, the Parties desire to enter into this Agreement and General Release of Claims.

AGREEMENT

NOW WHEREFORE, in consideration of the covenants and agreements contained herein, JK&B, Neustaetter (individually and as attorney-in-fact for and on behalf of the ColdSpark Shareholders) and the Company agree to the following terms and conditions:

1. Incorporation of Recitals. The foregoing recitals are incorporated herein by reference and made a part of this Agreement.

2. Agreement as to Residual Cash Obligation. JK&B and Neustaetter (individually and as attorney-in-fact for and on behalf of the ColdSpark Shareholders), subject to the termination provisions of this Agreement, hereby irrevocably agree that upon the consummation of the Arrangement and the other transactions contemplated by the Arrangement Agreement, the aggregate amount of the Residual Cash Obligation owed to the ColdSpark Shareholders (including JK&B), collectively, shall be $4,106,000, and further irrevocably agree that neither the Company nor Quest shall, from and after such consummation, be obligated to any of the ColdSpark Shareholders for any additional amount in respect of the Residual Cash Obligation or any other matter arising under the ColdSpark Merger Agreement. The portion of the Residual Cash Obligation payable upon the consummation of the Arrangement and the other transactions contemplated by the Arrangement Agreement, and the portion of the Residual Cash Obligation that is being forgone and waived by the ColdSpark Shareholders by reason of the agreements and compromises set forth in this Agreement, shall be allocated among the ColdSpark Shareholders in the same proportions that they would have, but for this Agreement, been entitled to receive the full amount of the Residual Cash Obligation. The Company understands that the monies to be distributed to the ColdSpark Shareholders pursuant to this Agreement shall be subject to the terms of ColdSpark Merger Agreement, including, without limitation, the provision in Section 7.6(d) thereof allowing Neustaetter to receive reimbursement for any and all expenses, charges, and liabilities, including attorneys’ fees, reasonably incurred in the performance of his duties as Stockholder Representative. Nothing in this Agreement shall in any way adversely affect the entitlement of the ColdSpark Shareholders to receive any shares of Common Stock of the Company that are otherwise distributable to them, pursuant to the terms of the ColdSpark Merger Agreement, upon the consummation of the transactions contemplated by the Arrangement Agreement.

3. Release by the Company. The Company, on behalf itself and each of its predecessors, successors, assigns, directors, officers, employees, affiliates, representatives or agents (the “Company Related Parties”), effective upon and subject to the consummation of the Arrangement, automatically and without any further action on the part of any party hereto, does hereby unequivocally, irrevocably and unconditionally release, surrender, acquit and forever discharge (the “Company Release”) each of JK&B, Neustaetter (both individually and as and as attorney-in-fact for each of the ColdSpark Shareholders), each ColdSpark Shareholder and all of their respective members, affiliates and partners, and their respective directors, managing directors, members, partners, agents, representatives, officers, and employees (each, a “Shareholder Released Party” and collectively, the “Shareholder Released Parties”), from any and all actions, causes of action, claims, suits, covenants, contracts, controversies, agreements, promises, indemnities, damages, judgments, remedies, demands and liabilities, of any nature whatsoever, known or unknown, fixed or contingent, in law, at equity or otherwise (collectively, “Company Claims”), whether direct, derivative or otherwise, which have been, may be or ever could be asserted against any of the Shareholder Released Parties, either for itself or otherwise for or on behalf of any other person or entity against any of the Shareholder Released Parties, relating to any Company Claims arising out of, relating to or in connection with (i) any act, omission, event, occurrence, or nonoccurrence from the beginning of time to the execution of this Agreement, arising out of or relating to the ColdSpark Merger Agreement or any related document or instrument or any of the transactions contemplated thereby, including the Indemnity Claims, (ii) any ColdSpark Shareholder’s investment in the Common Stock of the Company or other business relationship with the Company or (iii) this Agreement, the Arrangement Agreement and the transactions contemplated thereby, whether asserted or claimed prior to, at or after the date hereof (each, a “Company Released Claim” and collectively, the “Company Released Claims”);

provided, however, that a Company Released Claim shall exclude any Company Claim to enforce this Agreement or for a ColdSpark Shareholder’s breach of this Agreement or breach of any agreement between a ColdSpark Shareholder and Quest (other than the ColdSpark Merger Agreement or any agreements contemplated thereby). From and after the consummation of the Arrangement, the Company, on behalf of itself and each of the Company Related Parties, hereby unequivocally, unconditionally and irrevocably agrees not to, directly or indirectly, initiate proceedings with respect to, institute, assert or threaten to assert any Company Released Claim. This Company Release shall constitute a complete defense to any Company Released Claim. The Parties hereby acknowledge and agree that the execution of this Agreement shall not constitute an acknowledgment of or an admission by the Company or any Company Released Party of the existence of any such claims or of liability for any matter or precedent upon which any liability may be asserted.

4. Release by ColdSpark Shareholders. Each of JK&B and Neustaetter (individually and as attorney-in-fact for and on behalf of the ColdSpark Shareholders), on behalf of himself and each of his predecessors, successors, assigns, directors, officers, employees, affiliates, representatives or agents (the “Shareholder Related Parties”), effective upon and subject to the consummation of the Arrangement, automatically and without any further action on the part of any party hereto, does hereby unequivocally, irrevocably and unconditionally release, surrender, acquit and forever discharge (the “Shareholder Release”) the Company and each of its predecessors, successors, assigns, directors, officers, employees, affiliates, representatives or agents (each, a “Company Released Party” and collectively, the “Company Released Parties”), from any and all actions, causes of action, claims, suits, covenants, contracts, controversies, agreements, promises, indemnities, damages, judgments, remedies, demands and liabilities, of any nature whatsoever, known or unknown, fixed or contingent, in law, at equity or otherwise (collectively, “Shareholder Claims”), whether direct, derivative or otherwise, which have been, may be or ever could be asserted against any of the Company Released Parties, either for himself or otherwise for or on behalf of any other person or entity against any of the Company Released Parties, relating to any Shareholder Claims arising out of, relating to or in connection with any act, omission, event, occurrence, or nonoccurrence from the beginning of time to the execution of this Agreement, arising out of or relating to the ColdSpark Merger Agreement or any related document or instrument or any of the transactions contemplated thereby, whether asserted or claimed prior to, at or after the date hereof (each, a “Shareholder Released Claim” and collectively, the “Shareholder Released Claims”); provided, however, that a Shareholder Released Claim shall exclude any Shareholder Claim to enforce the Arrangement Agreement or for the Company’s breach of this Agreement. From and after the consummation of the Arrangement, each Shareholder, on behalf of itself and each of the Shareholder Related Parties, hereby unequivocally, unconditionally and irrevocably agrees not to, directly or indirectly, initiate proceedings with respect to, institute, assert or threaten to assert any Shareholder Released Claim. This Shareholder Release shall constitute a complete defense to any Shareholder Released Claim. The Parties hereby acknowledge and agree that the execution of this Agreement shall not constitute an acknowledgment of or an admission by any Shareholder or Shareholder Related Party of the existence of any such claims or of liability for any matter or precedent upon which any liability may be asserted.

5. Release of Unknown Claims. The Company, JK&B and Neustaetter (individually and as attorney-in-fact for and on behalf of the ColdSpark Shareholders) (each, a “Releasor”), on behalf of itself or himself and each of its or his Company Related Parties and Shareholder Related Parties (each, a “Related Party”), as the case may, hereby expressly waives any rights or benefits available under the provisions of Section 1542 of the California Code, which is quoted as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HER SETTLEMENT WITH THE DEBTOR.”

Each undersigned Releasor, on behalf of itself or himself and each of its or his Related Parties, fully understands the statutory language of said section and nevertheless elects to and hereby does release each of the Company Released Parties and Shareholder Released Parties (each, a “Released Party”), as the case may be, from all claims it or he may have against any of them, whether known or unknown, arising from the subject matter of the Company Release and the Shareholder Release, as the case may be, and specifically waives any rights which it or he may have under said section. Each undersigned Releasor, on behalf of itself or himself and each of its or his Related Parties, fully understands that if the facts with respect to this Company Release and Shareholder Release, as the case may be, are found hereafter to be other than or different from the facts now believed to be true, it or he expressly accepts and assumes the risk of such possible difference in fact notwithstanding any such differences.

6. Successors. This Agreement shall be binding upon the Parties, and their heirs, representatives, executors, administrators, successors, insurers, and assigns, and shall inure to the benefit of each and all of the Parties and each of the ColdSpark Releasees and the Company Releasees, and their heirs, representatives, executors, administrators, successors, and assignees. The rights of each Released Party under this Agreement shall be in addition to any rights such person may have under any agreement of any Released Party with the Releasor. These rights shall survive consummation of any acquisition of the Company by Parent and are intended to benefit, and shall be enforceable by, each Released Party and its, his or her successors, assigns, heirs, executors and representatives. The obligations of the Related Parties under this Agreement shall not be terminated or modified in such a manner as to adversely affect the rights of any Released Party under this Agreement without the prior consent of such affected Released Party.

7. Amendments or Modifications. This Agreement may not be amended or modified except by a writing signed by each of the Parties hereto, or their duly authorized representatives.

8. Termination. This Agreement (a) may be terminated by JK&B and Neustaetter upon written notice to the Company at any time following amendment of the Arrangement Agreement to alter the amount of any of the consideration payable thereunder or the structure of the acquisition of the Company pursuant thereto or amendment of the VantagePoint Agreement, and (b) shall terminate as to each of the Parties (automatically and without any action on the part of any Party hereto) upon the earliest to occur of (i) the mutual written consent of the Parties or (ii) the date of termination of the Arrangement Agreement in accordance with its terms. From and after any such termination of this Agreement, no Party shall have any rights or obligations hereunder and this Agreement (including the ColdSpark Shareholders’ waiver of their rights to receive the full amount of the Residual Cash Obligation and the mutual releases set forth herein) shall be null and void and have no effect. Notwithstanding the foregoing, Sections 10 through 18 of this Agreement shall survive the termination hereof.

9. Representation of Neustaetter. Neustaetter hereby represents and warrants to the Company that he is the duly authorized agent and attorney-in-fact for each of the ColdSpark Shareholders, and in such capacity has the right, power and authority to bind each of the ColdSpark Shareholders to the terms of this Agreement as if each of the ColdSpark Shareholders were a direct party hereto.

10. Applicable Law. This Agreement shall be governed by and construed in accordance with, the laws of the State of California without regard, to the fullest extent permitted by law, to the conflicts of laws provisions thereof which might result in the application of the laws of any other jurisdiction. THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THIS AGREEMENT.

11. Counterparts. This Agreement may be executed (including by facsimile or portable document format (pdf)) in separate counterparts, each of which will be deemed to be an original and all of which taken together will constitute one and the same agreement.

12. Competency of Parties. The Parties, and each of them, acknowledge, warrant, represent and agree that in executing and delivering this Agreement, they do so freely, knowingly and voluntarily, that they had an opportunity to and did discuss its terms and the implications thereof with legal counsel, that they are fully aware of the contents and effect thereof and that such execution and delivery is not the result of any fraud, duress, mistake or undue influence whatsoever.

13. Entirety of Agreement. The Parties hereto acknowledge and agree that this instrument and any other instruments specifically referred to herein constitute and contain the entire agreement and understanding concerning the subject matter between the Parties and supersede and replace all prior negotiations and proposed agreements, whether written or oral. The Parties, and each of them, warrant that no other party or agent or attorney of any other party has made any promise, representation or warranty whatsoever not contained herein to induce them to execute this instrument and the other documents referred to herein. The Parties, and each of them, represent that they have not executed this instrument or the other documents in reliance on any promise, representation or warranty not contained herein. Notwithstanding the generality of the foregoing, nothing is this Agreement is intended to, and does not, take away any rights any Party has under the Arrangement Agreement.

14. Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Party. Unless the context otherwise requires: (a) “or” is disjunctive but not exclusive, (b) words in the singular include the plural, and in the plural include the singular, (c) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation,” and (d) the words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Capitalized terms used herein that are not otherwise defined herein shall have the meanings assigned to such terms by the Arrangement Agreement.

15. Headings. The descriptive headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

16. Enforcement. Should any action be brought to enforce any of the terms or conditions of this Agreement, the Parties and each of them agree that such action will be filed in the California Superior Court for a county of competent jurisdiction. Upon the conclusion of the dispute, the prevailing Party shall be entitled to recover all costs and expenses incurred in the prosecution or defense of that action and in the collection of any judgment obtained, including attorneys’ fees.

17. Severability. Should any part, term or provision of this Agreement be declared or determined by any court or other tribunal to be illegal, invalid or unenforceable, any illegal, invalid or unenforceable part, term or provision shall be deemed stricken from this Agreement and all of the other parts, terms and provisions of this Agreement shall remain in full force and effect to the fullest extent permitted by law.

18. Further Assurances. The Parties agree to perform in good faith such acts and to prepare and execute such documents and stipulations as are reasonably required to perform the covenants and satisfy the provisions of this Agreement.

19. Arbitration.

(a) The party or parties initiating the arbitration, on the one hand, and the other parties against whom relief is sought as a result of such arbitration, on the other, shall together select one neutral arbitrator from the JAMS panel list; provided, that if they are unable to reach agreement with respect to the arbitrator, the arbitrator shall be chosen within 10 days after the filing of the request for arbitration of such Dispute in accordance with the JAMS appointment rules.

(b) The arbitration proceedings shall be conducted on an expedited basis in San Francisco, California. Proceedings in arbitration shall be scheduled to begin no more than 30 days after the filing of the request for arbitration of such Dispute and to conclude no later than 120 days after the filing of such request. All hearings, unless otherwise agreed to by the involved parties, shall be held in San Francisco, California.

(c) The parties to this Agreement who are parties in an arbitration proceeding shall be permitted to obtain and take discovery, including requests for production, interrogatories, requests for admissions and depositions, as provided by the Federal Rules of Civil Procedure; provided that the arbitrator shall be permitted, in his or her discretion, to set parameters on the timing and/or completion of this discovery and to order additional pre-hearing exchange of information, including exchange of summaries of testimony or exchange of statements of positions.

(d) The arbitration proceedings and all testimony, filings, documents and information relating to or presented during the arbitration proceedings shall be disclosed exclusively for the purpose of facilitating the arbitration process and for no other purpose.

(e) The parties shall each bear all their own costs, legal fees and expenses, irrespective of which party is the prevailing party in the arbitration. The arbitrator shall only be authorized to, and shall only have the consent of the parties to, interpret and apply the terms and provisions of this Agreement in accordance with the laws of the State of California. The arbitrator shall not be authorized to, and shall not, order any remedy not permitted by this Agreement and shall not change any term or provision of this Agreement, deprive any party of any remedy expressly provided hereunder or provide any right or remedy that has not been expressly provided hereunder.

IN WITNESS THEREOF, the Parties hereto knowingly and voluntarily executed this Agreement as of the date set forth below:

JK&B CAPITAL IV

By:	/s/ Tom Neustaetter
Its:	Managing Director

JK&B CAPITAL IV QIP

By:	/s/ Tom Neustaetter
Its:	Managing Director

/s/ Tom Neustaetter
Tom Neustaetter, individually and as attorney-in-fact for each of the ColdSpark Shareholders

BAKBONE SOFTWARE INCORPORATED

By:	/s/ Steve Martin
Its:	Senior Vice President, Chief Financial
Officer and Interim Chief Executive Officer

ANNEX A

COLDSPARK SHAREHOLDERS

JK&B Capital IV

JK&B Capital IV QIP

Gregor Freund

Kelly Wanser

Scott Brown

Larry Baird

Jonathan Barbato

Dan Goldstein

Jordan Graham

William C. Martin

Elizabeth Bornhorst

John Meier

Maria Rothschild

Jerome Wanser

Warren Zelller

Anthony Ferelli

Bo Young

James and Linda Wanser

Thomas Wanser

Richard Navarro

Douglas Gourlay

Tim Megaw